Exhibit 2.2

STOCK PURCHASE AGREEMENT

RELATING TO

AWI ACQUISITION COMPANY LIMITED

AMONG

7820429 CANADA INC.

AND

IDAHO PACIFIC HOLDINGS, INC.

May 5, 2011

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2011, among Idaho-Pacific Holdings Inc., a Delaware corporation (“Seller”) and 7820429 Canada Inc., a Canadian corporation  (“Buyer”).

RECITALS:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “AWI Shares”) of AWI Acquisition Company Limited, a Prince Edward Island corporation (“AWI”);

WHEREAS, Seller desires to sell the AWI Shares to Buyer, and Buyer desires to purchase the AWI Shares from Seller; and

WHEREAS, effective on the day following the AWI Closing (as defined below), IPH Acquirer, Inc., a Delaware corporation, shall purchase all of the issued and outstanding shares of capital stock of Seller (the “IPH Shares”) from Varistar Corporation, a Minnesota corporation (“Varistar”), pursuant to a stock purchase agreement to be entered into as of May 6, 2011, among Varistar, Otter Tail Corporation, a Minnesota corporation (“OT”), IPH Acquirer, Inc., a Delaware corporation and Buyer (the “Master Agreement”).

NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants, agreements and conditions contained herein and in the Master Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Defined Terms  In this Agreement capitalized terms used but not otherwise defined have the meanings given to these in the Master Agreement, and the following terms have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Closing Balance Sheet” means an unaudited consolidated balance sheet of AWI as of the close of business on the Closing Date prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the Audited Financial Statements, except that any notes to such balance sheet as required by GAAP shall not be included and provided that the Closing Balance Sheet will not give effect to any of the following: (i) the Agrawest Transaction, (ii) any assets or liabilities of the Canadian Subsidiaries arising after the Closing Date and (iii) any stock dividends paid by AWI immediately before the AWI Closing.

“Indebtedness” means the aggregate of all indebtedness of the Canadian Subsidiaries, including, without limitation, all bank and term debt, prepayment penalties, outstanding checks (including issued checks), capital leases, guarantees, drawn letters of credit, performance bonds, bid bonds or other sureties of any kind or nature and related party indebtedness. Notwithstanding the foregoing, for purposes of Article II hereof, “Indebtedness” shall not include (i) the purchase option of AgraWest Investments Limited’s Prince Edward Island facility, exercisable for $1,000,000 on July 1, 2015 and (ii) any Taxes of the Canadian Subsidiaries, including without limitation any Taxes arising in respect of the Agrawest Transaction or in respect of any stock dividends paid by AWI immediately before the AWI Closing.

“Working Capital” means (a) the sum of the book values of all assets of the Canadian Subsidiaries that constitute current assets under GAAP, excluding cash, less (b) the sum of the book values of all liabilities of the Canadian Subsidiaries that constitute current liabilities under GAAP, excluding each of the following: (i) the current portion of any long-term Indebtedness and any outstanding checks (including issued checks) and checks written from and to the Canadian Subsidiaries and (ii) any Taxes arising in respect of the Agrawest Transaction or in respect of any stock dividends paid by AWI immediately before the AWI Closing.

ARTICLE II

PURCHASE AND SALE

Section 2.1         Agreement to Sell  At the completion of the sale and purchase of the AWI Shares as contemplated hereby (the “AWI Closing”), Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, upon and subject to the terms and conditions of this Agreement and the Master Agreement and in reliance on the representations, warranties and covenants of Buyer Group contained in this Agreement and the Master Agreement, as the case may be, the AWI Shares, free and clear of all Encumbrances.

Section 2.2         Agreement to Purchase  At the AWI Closing, Buyer shall purchase all of the AWI Shares from Seller, upon and subject to the terms and conditions of this Agreement and the Master Agreement and in reliance on the representations, warranties and covenants of Seller and Seller Parent contained in this Agreement and the Master Agreement, as the case may be, in exchange for the Final Purchase Price (as defined below).

Section 2.3         Estimated Purchase Price and Final Purchase Price

(a)           The aggregate consideration to be paid by Buyer for the AWI Shares shall be (i) $13,600,000, plus (ii) all available cash (i.e. cash in excess of outstanding and/or uncashed checks) of the Canadian Subsidiaries as of the close of business on the Closing Date, minus (iii) the aggregate amount of all Indebtedness that is outstanding as of the close of business on the Closing Date (the “Closing Debt”), plus or minus (iv) any adjustment determined in accordance with Section 2.4(b) and (v) any adjustment determined in accordance with Section 2.4(f).  The amount resulting from clauses (i), (ii) and (iii) is referred to herein as the “Estimated Purchase Price.”  The Estimated Purchase Price, as adjusted by clauses (iv) and (v), is referred to herein as the “Final Purchase Price.”

(b)           Seller has delivered to Buyer, from each holder of the Closing Debt, if any, a payoff letter and wire instructions indicating the amount required to discharge such Closing Debt in full on the anticipated Closing Date, as well as any guarantees and other security relating thereto and affecting the Canadian Subsidiaries as at the Closing Date, plus a per diem amount for any days that the Closing Date occurs after such estimated closing date.

(c)           At the AWI Closing, Buyer shall repay, or cause to be repaid, on behalf of and at the direction of the Canadian Subsidiaries, the Closing Debt, by wire transfer of immediately available funds as provided for in the payoff letters described in Section 2.3(b).

Section 2.4         Working Capital and Indebtedness Adjustment

(a)           The target Working Capital as of the Closing Date is eight million eight hundred two thousand dollars ($8,802,000) (the “Target Working Capital”).

(b)           Seller has delivered to Buyer a statement (the “Closing Statement”) setting out (i) Seller’s good faith estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”), (ii) Seller’s good faith estimate of the amount of the Indebtedness as of the Closing Date (the “Estimated Indebtedness”) and (iii) the amount of Closing Debt (based on the payoff letters delivered by Seller to Buyer pursuant to Section 2.3(b)), upon which the Parties acknowledge that the Estimated Purchase Price shall be based. To the extent that the Estimated Working Capital is greater or less than the Target Working Capital, the Estimated Purchase Price shall be increased or decreased, as the case may be, on a dollar-for-dollar basis.

(c)           Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a draft of the Closing Balance Sheet (the “Closing Date Balance Sheet”) reflecting, among other things, the Indebtedness as of the Closing Date (determined as of the close of business on such date) (the “Closing Indebtedness”), and (ii) a written computation (the “Working Capital Statement”) of the Working Capital as of the Closing Date (determined as of the close of business on such date) based on the Closing Date Balance Sheet (the “Closing Working Capital”).  Following delivery of the Closing Date Balance Sheet and until final determination of the Closing Balance Sheet pursuant to this Section 2.4(c), Seller shall be entitled to have reasonable access to and the right to review the work papers, trial balances and other documents utilized or compiled by Buyer or its officers, directors, employees and accountants (such officers, directors, employees and accountants of each of Buyer or Seller, respectively, are collectively referred to as “Representatives”) in preparation of the Closing Date Balance Sheet.

(d)           Seller may object to the Closing Date Balance Sheet or the Working Capital Statement on the basis that either it was not prepared in accordance with GAAP applied on a consistent basis with the preparation of the Audited Financial Statements or that the calculation of the Working Capital or the Working Capital Statement contained mathematical errors.  Seller shall have thirty (30) days after receiving the Closing Date Balance Sheet and the Working Capital Statement in which to deliver written notice of objection thereto to Buyer setting forth in reasonable detail the basis of the objections.  Failure to deliver written notice of such objection within such 30-day period shall constitute Seller’s final and binding acceptance of the Closing Date Balance Sheet and the Working Capital Statement as the final Closing Balance Sheet and Working Capital Statement.  Seller and Buyer shall in good faith attempt jointly to resolve any disputed objection so raised by Seller with respect to the Closing Date

Balance Sheet or the Working Capital Statement within thirty (30) days after Buyer’s receipt of the notice of such objection from Seller.  If Buyer and Seller cannot resolve all such objections within such 30-day period, the parties shall jointly appoint Ernst & Young LLP (the “Independent Accounting Firm”), to resolve the remaining issues. The determination of the Independent Accounting Firm will be conclusive and binding on the parties and shall be reflected in a final Closing Balance Sheet approved or prepared by such accountants in accordance with the principles set forth in Section 2.4(b) above.  Such determination may be enforced by either party in any court hearing having proper jurisdiction. The Independent Accounting Firm shall be deemed to be acting as an expert and not an arbitrator.  The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion as the aggregate amount of such disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so disputed.

(e)           The parties shall use their reasonable best efforts to cause the Independent Accounting Firm to make its determination as promptly as possible and in any event within sixty (60) days after the Independent Accounting Firm has been retained, including, without limitation, by promptly complying with all reasonable requests for information, books, records and similar items. The Independent Accounting Firm shall make its determination based solely on written submissions of the parties given by them to the Independent Accounting Firm.  The submissions of each party shall be disclosed to the other party and each other party shall be afforded a reasonable opportunity to respond thereto.

(f)           Upon final determination of the Closing Balance Sheet and the Working Capital Statement, whether by Seller’s failure to object to the Closing Date Balance Sheet or the Working Capital Statement within the 30-day period provided above, by mutual agreement of Seller and Buyer or by determination of the Independent Accounting Firm, the Estimated Purchase Price shall be adjusted as follows:

(i)           if the Closing Working Capital is less than the Estimated Working Capital (such dollar amount that the Closing Working Capital is less than the Estimated Working Capital shall be referred to herein as the “Working Capital Shortfall”) or if the Closing Indebtedness is greater than the Estimated Indebtedness (such dollar amount that the Closing Indebtedness is greater than the Estimated Indebtedness shall be referred to as the “Excess Indebtedness”), as the case may be, then the Estimated Purchase Price shall be decreased by an amount equal to the Working Capital Shortfall and/or by the Excess Indebtedness, as the case may be; and

(ii)           if the Closing Working Capital is greater than the Estimated Working Capital  (such dollar amount that the Closing Working Capital is greater than the Estimated Working Capital shall be referred to herein as the “Working Capital Excess”) or if the Closing Indebtedness is less than the Estimated Indebtedness (such dollar amount that the Closing Indebtedness is less than the Estimated Indebtedness shall be referred to herein as the “Indebtedness Shortfall”), as the case may be, then the Estimated Purchase Price shall be increased by an amount equal to Working Capital Excess and/or by the Indebtedness Shortfall, as the case may be.

(g)           If the Estimated Purchase Price is adjusted pursuant to Section 2.4(f)(i), an amount equal to the Working Capital Shortfall and/or the Excess Indebtedness, as the case may be, will be included as a current liability of the Company including, for greater certainty, for purposes of the “Working Capital” of the Company and its Subsidiaries as defined in the Master Agreement.  If the Estimated Purchase Price is adjusted pursuant to Section 2.4(f)(ii), an amount equal to the Working Capital Excess and/or the Indebtedness Shortfall, as the case may be, will be included as a current asset of the Company including, for greater certainty, for purposes of the “Working Capital” of the Company and its Subsidiaries as defined in the Master Agreement.  The Estimated Purchase Price, as adjusted pursuant to this Section 2.4, shall be deemed to be the Final Purchase Price.

ARTICLE III

CLOSING

Section 3.1         Time and Place  On the terms and subject to the conditions set forth in this Agreement, the AWI Closing shall take place at Seller’s offices at 4334 18th Avenue South, Suite 200, Fargo, North Dakota 58103, effective as of 5:00 p.m. on the date of this Agreement (the “Closing Date”), or at such other place and on such other date as may be mutually agreed by Buyer and Seller, in which case Closing Date means the date so agreed.

Section 3.2         Deliveries at AWI Closing  At the AWI Closing and subject to the terms and conditions herein contained:

(a)           Seller shall deliver to Buyer, in form and substance reasonably acceptable to Buyer, a stock certificate or certificates representing the AWI Shares, together with a stock power duly executed by the Company evidencing the transfer of the AWI Shares to Buyer; and

(b)           Buyer shall deliver to Seller, in form and substance reasonably acceptable to Seller, evidence of 7820429’s receipt of the consent required to be obtained by 7820429 pursuant to the Prince Edward Island Lands Protection Act.

All deliveries, payments and other transactions and documents relating to the AWI Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the AWI Closing).

Section 3.3         Purchase PriceThe Estimated Purchase Price for the AWI Shares shall be paid by Buyer to Seller at the AWI Closing, free and clear of any Canadian withholding Taxes, by way of the issuance by Buyer in favour of Seller of a non-interest bearing demand promissory note in the amount of the Estimated Purchase Price, unconditionally guaranteed by Novacap Industries III L.P.

ARTICLE IV

MISCELLANEOUS

Section 4.1         Master Agreement  The parties hereto agree that this Agreement shall not alter, modify or amend in any way any of the terms or provisions of the Master Agreement, including the terms relating to the representations, warranties and covenants set out therein.  To the extent any conflict or inconsistency exists between any of the terms of this Agreement and the Master Agreement, the terms of the Master Agreement shall prevail.  For the avoidance of doubt, all of the provisions in the Master Agreement applicable to Seller or Buyer in connection with the sale and purchase of the AWI Shares shall, unless the context expressly requires otherwise, be incorporated herein by reference. Notwithstanding anything else herein contained, in the event that the Closing (as defined in the Master Agreement) shall not occur for any reason whatsoever, all of the representations and warranties of Varistar and Otter Tail Corporation relating in whole or in part to AgraWest Investments Limited or AWI and the related indemnification provisions contained in the Master Agreement, and all of the representations and warranties of Buyer Group relating in whole or in part to Buyer and the related indemnification provisions contained in the Master Agreement, shall be incorporated herein by reference, mutatis mutandis, and can be relied upon by Buyer and Seller (or its assignee), respectively, as if such representations and warranties and rights of indemnification were made and provided directly to Buyer and Seller (or its assignee), respectively, hereunder.

Section 4.2         Further Assurances  If at any time after the AWI Closing any further action or documentation, including a written confirmation of the Final Purchase Price, is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

Section 4.3         Waiver and Amendment  Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party which makes specific reference to this Agreement.  No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver by any party of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.  This Agreement shall not be altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

Section 4.4         Entire Agreement  This Agreement, the Master Agreement (including the Disclosure Schedule) and the Escrow Agreement constitute the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior discussions (including, without limitation, all management presentations and informational meetings), negotiations and agreements among the parties with respect to these matters.  Each party hereto acknowledges and agrees that no representations, warranties, promises or inducements have been made to such party, except as expressly set forth in this Agreement and in the Master Agreement, and that such party is entering into this Agreement without reliance on any written or oral statements or representations, other than those expressly set forth in this Agreement and in the Master Agreement.

Section 4.5         Governing Law  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

Section 4.6         Jurisdiction  Subject to the procedures specified in Article II and the Master Agreement, if applicable, each of the parties submits to the exclusive jurisdiction of any federal or, if such court lacks jurisdiction, state court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.

Section 4.7         Waiver of Jury Trial  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.7.

Section 4.8         Interpretation  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties are equally responsible for the content of this Agreement.  In any action which involves the interpretation of an alleged ambiguity, the language herein shall not be more strictly construed against one party (as the drafter) than the other.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  Unless otherwise expressly provided herein, currency amounts referenced in this Agreement are in United States Dollars.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 4.9         Notices  All notices or other communications under this Agreement shall be in writing and shall be made in the manner specified in the Master Agreement.

Section 4.10       Counterparts  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

Section 4.11       Severability  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 4.12       Parties in Interest; Assignment  This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, remedy, obligation or liability under this Agreement or be deemed to be a third-party beneficiary hereof.  Neither this Agreement nor of any of the rights or obligations hereunder may be assigned (including by operation of law) by any party hereto without the prior written consent of the other parties; provided, however, that Seller may assign all of its rights and obligations hereunder to Varistar. Any attempted assignment in violation of the foregoing provision shall be null and void and of no force or effect whatsoever.

Section 4.13      Specific Performance  Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of AWI, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security).  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

Section 4.14       Expenses  All costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.  Notwithstanding the foregoing, Varistar shall pay (without cost to the Company or its Subsidiaries) all brokerage fees or finder’s fees owed to Harris Williams & Co. and Robert W. Baird & Co. in connection with the transactions contemplated in this Agreement, and Buyer shall pay all filing fees payable in connection with any governmental filings required in connection with this Agreement.

Section 4.15       Publicity  All press releases, public announcements and similar publicity respecting the subject matter hereof shall be made only with the mutual written agreement of the parties; provided, however, that any party hereto may make any disclosure required to be made under applicable Law or stock exchange rule if such party has determined in good faith that it is necessary to do so and used its reasonable best efforts, prior to the issuance of the disclosure, to provide the other parties with a copy of the proposed disclosure.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SELLER:

IDAHO PACIFIC HOLDINGS, INC.

By:	/s/ George A. Koeck
Name: George A. Koeck
Title: Secretary

BUYER:

7820429 CANADA INC.

By:	/s/ Domenic Mancini
Name: Domenic Mancini
Title: President